EXHIBIT 99.1

January 29, 2013 For Immediate Release	Contact Name: Brian Smrdel Phone Number: 763-475-7696 Email Address: Bsmrdel@urologix.com

Urologix Receives NASDAQ Notification Related to Minimum Bid Price Requirement

MINNEAPOLIS — January 29, 2013 — Urologix®, Inc. (NASDAQ:ULGX), the leading provider of in-office BPH therapy, announced today that it received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company has not regained compliance with the minimum bid price requirement of Rule 5550(a)(2) within the 180 calendar day compliance period that ended on January 22, 2013 and that the Company’s common stock is scheduled to be delisted from The Nasdaq Capital Market as of the open of business on February 1, 2013, unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

Accordingly, the Company intends to timely request a hearing before the Panel at which it will petition for continued listing pending its return to compliance with all applicable listing requirements. The hearing request will stay any suspension or delisting action until the conclusion of the hearing process. However, there can be no assurance that the Panel will grant the Company’s request for continued listing or that the Company’s common stock will remain listed on The Nasdaq Capital Market following the hearing.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures, markets and distributes minimally invasive medical products for the treatment of obstruction and symptoms due to Benign Prostatic Hyperplasia (BPH).  Urologix’ Cooled ThermoTherapy™ produces targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort.  The Prostiva® RF Therapy System distributed by Urologix delivers radio frequency energy directly into the prostate destroying prostate tissue, reducing constriction of the urethra, and thereby relieving BPH symptoms.  Both of these therapies provide safe, effective and lasting relief of the symptoms and obstruction due to BPH. Prostiva® is a registered trademark of Medtronic, Inc., used under license.  All other trademarks are the property of Urologix.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s ability to maintain its listing on the Nasdaq Stock Market, the effectiveness of the Company’s sales and marketing strategies, the Company’s future revenue and operating performance, or about the development and marketing of new products. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012 and other documents filed with the Securities and Exchange Commission.

If you’d like more information on this topic, please contact Brian Smrdel at 763-475-7696 or bsmrdel@urologix.com or to learn more about Urologix and its products and services, visit their website at www.urologix.com.

The Urologix, Inc. logo is available at www.urologix.com/clinicians/resource-library.php.